FOR:	Immediate Release	CONTACT:	Larry Lentych
	April 24, 2008		574 235 2000

Andrea Short
574 235 2000

1ST SOURCE CORPORATION REPORTS INCREASE IN FIRST QUARTER INCOME, CASH DIVIDEND DECLARED

South Bend, IN -- 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank and First National Bank, Valparaiso, today reported net income of $9.35 million for the first quarter of 2008, an increase of 9.75 percent over the $8.52 million from the first quarter a year ago. Diluted net income per common share for the first quarter of 2008 amounted to $0.38, up 2.70 percent over the $0.37 from the first quarter of 2007.

Christopher J. Murphy III, Chairman and Chief Executive Officer, commented on the first quarter by saying, "1st Source is pleased to be reporting improved earnings for the first quarter. We have had good performance on credit quality and are working diligently to remain appropriately reserved, well capitalized and flexible enough to bend with the current economic winds. However, 1st Source is not immune from the environment in which we operate. We have not been severely impacted as have many of our peers as we did not participate in sub-prime lending or real estate development lending. But, we are in a number of businesses that could be adversely affected by a prolonged recession and these include financing for heavy duty construction machinery, trucking, aircraft, the recreational vehicle and manufactured housing industry and other durable goods manufacturers. Our credit quality has declined only slightly as evidenced by a relatively normal 30-day delinquency rate of 0.71 percent at the end of March 2008, versus a very good delinquency rate of 0.25 percent at the end of the first quarter a year earlier."

       Mr. Murphy continued, "Loan and deposit totals have remained steady with some focused growth. We are carefully managing our rates and loan commitments to improve our net interest margin but find the volatility of the national money markets challenging at best.  With short-term rates down, we have seen some improvement in the net interest margin over the fourth quarter of 2007 and as compared to a year ago. In June, we will merge First National Bank, Valparaiso into 1st Source Bank allowing us to offer the full array of 1st Source products and services to all of our clients. This should also help with expense management. In this environment, we must be even more diligent in our focus on reducing costs and increasing our productivity everywhere in the bank.”

"1st Source will continue to focus on three areas - pristine credit quality, rigorous expense control and outstanding client service. Doing each one well should help us safely navigate the turbulent market and financial challenges of the coming year," concluded Mr. Murphy.

At its April meeting, the Board of Directors approved a first quarter cash dividend of $0.14 per common share. The cash dividend will be payable on May 15, 2008, to shareholders of record May 5, 2008.

        Return on average common shareholders’ equity for 1st Source Corporation was 8.56 percent compared to 9.24 percent for the first quarter of 2007, and return on average total assets was 0.86 percent compared to 0.94 percent a year ago.  As of March 31, 2008, the common equity-to-assets ratio for 1st Source was 9.87 percent, up from 9.86 percent a year ago. Common shareholders’ equity was $440.32 million, up 17.40 percent from March 31, 2007.  At the end of March 2008, total assets were $4.46 billion, up 17.33 percent from a year ago.  Loans and leases increased 15.93 percent and deposits increased 15.55 percent from a year ago.

        For the first quarter of 2008, 1st Source’s provision for loan and lease losses was $1.54 million as compared to a recovery of provision of $0.62 million for the first quarter of 2007. Net charge-offs were $0.71 million for the first quarter of 2008 compared to net recoveries of $0.52 million in the first quarter of 2007.  The reserve for loan and lease losses as of March 31, 2008, was 2.11 percent of total loans and leases compared to 2.13 percent as of March 31, 2007. The ratio of nonperforming assets to net loans and leases was 0.57 percent on March 31, 2008, compared to 0.50 percent for the same period last year. At March 31, 2008, nonperforming assets included $3.81 million of former bank premises held for sale.

        Tax-equivalent net interest income was $33.22 million for the first quarter of 2008, up 23.18 percent from 2007's first quarter, and the net interest margin improved to 3.33 percent over the 3.17 percent in the first quarter of 2007.

        Noninterest income for the three-month period ended March 31, 2008 was $21.03 million, an increase of 20.25 percent as compared to the first quarter of 2007. Noninterest income increased in all categories with equipment rental income and trust fees having the largest increase.

 Noninterest expense for the three-month period ended March 31, 2008 was $37.90 million, an increase of 19.19 percent as compared to the first quarter of 2007. The leading factor in the increase in salaries and employee benefits, furniture and equipment expense, and occupancy expense was the acquisition of First National Bank, Valparaiso on May 31, 2007.  Additionally, depreciation expense on leased equipment increased in 2008 compared to 2007.

         1st Source is the largest locally controlled financial institution headquartered and serving the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes over 75 banking centers in 17 counties, 24 locations nationwide for the 1st Source Bank Specialty Finance Group, plus six 1st Source Insurance offices. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

         1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src." Marketmakers in 1st Source common shares are Cantor, Fitzgerald & Company; FTN Midwest Research Securities Corporation; Goldman, Sachs Research; Howe Barnes Investments; Keefe, Bruyette & Woods, Inc.; Lehman Brothers Equity Research; Morgan Stanley; Sandler O’Neill & Partners; Stifel, Nicolaus and Company, Incorporated; Susquehanna Financial Group; Timber Hill, Inc. and UBS Securities LLC.

          Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

          1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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1st SOURCE CORPORATION		Page 4
1st QUARTER 2008 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended
	March, 31
	2008	2007
END OF PERIOD BALANCES
Assets	$4,462,320	$3,803,085
Loans and leases	3,189,841	2,751,415
Deposits	3,505,124	3,033,431
Reserve for loan and lease losses	67,428	58,702
Intangible assets	93,165	19,313
Common shareholders' equity	440,315	375,058

AVERAGE BALANCES
Assets	$4,361,737	$3,681,796
Earning assets	4,010,173	3,451,613
Investments	779,062	665,350
Loans and leases	3,177,595	2,706,462
Deposits	3,377,724	2,890,385
Interest bearing liabilities	3,475,565	2,927,729
Common shareholders' equity	439,749	374,194

INCOME STATEMENT DATA
Net interest income	$32,297	$26,272
Net interest income - FTE	33,216	26,965
Provision for (Recovery of provision for) loan and lease losses	1,539	(623)
Noninterest income	21,027	17,486
Noninterest expense	37,901	31,800
Net income	9,354	8,523

PER SHARE DATA
Basic net income per common share	$0.39	$0.38
Diluted net income per common share	0.38	0.37
Cash dividend declared	0.140	0.140
Book value per common share	18.27	16.66
Market value - High	21.810	32.620
Market value - Low	15.130	24.270
Basic weighted average common shares outstanding	24,096,274	22,504,799
Diluted weighted average common shares outstanding	24,382,507	22,797,557

KEY RATIOS
Return on average assets	0.86%	0.94%
Return on average common shareholders' equity	8.56	9.24
Average common shareholders' equity to average assets	10.08	10.16
End of period tangible common equity to tangible assets	7.95	9.40
Net interest margin	3.33	3.17
Efficiency: expense to revenue	67.92	69.09
Net charge-offs/(recoveries) to average loans and leases	0.09	(0.08)
Loan and lease loss reserve to loans and leases	2.11	2.13
Nonperforming assets to loans and leases	0.57	0.50

ASSET QUALITY
Loans and leases past due 90 days or more	$1,072	$75
Nonaccrual and restructured loans and leases	10,966	12,275
Other real estate	937	534
Former bank premises held for sale	3,805	-
Repossessions	1,604	1,019
Equipment owned under operating leases	200	112
Total nonperforming assets	18,584	14,015

1st SOURCE CORPORATION		Page 5
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited - Dollars in thousands)
	March 31, 2008	March 31, 2007
ASSETS
Cash and due from banks	$118,844	$70,962
Federal funds sold and interest bearing deposits with other banks	90,351	136,409
Investment securities available-for-sale, at fair value (amortized cost of $763,024 and $643,334 at March 31, 2008 and 2007, respectively)	772,994	643,915

Mortgages held for sale	37,853	41,649

Loans and leases, net of unearned discount
Commercial and agricultural loans	641,159	508,976
Auto, light truck and environmental equipment	301,879	308,341
Medium and heavy duty truck	281,554	336,254
Aircraft financing	575,676	501,838
Construction equipment financing	370,276	326,779
Loans secured by real estate	876,885	644,819
Consumer loans	142,412	124,408
Total loans and leases	3,189,841	2,751,415
Reserve for loan and lease losses	(67,428)	(58,702)
Net loans and leases	3,122,413	2,692,713

Equipment owned under operating leases,
net of accumulated depreciation	79,844	75,541
Net premises and equipment	44,365	36,925
Goodwill and intangible assets	93,165	19,313
Accrued income and other assets	102,491	85,658

Total assets	$4,462,320	$3,803,085

LIABILITIES
Deposits:
Noninterest bearing	$419,287	$404,350
Interest bearing	3,085,837	2,629,081
Total deposits	3,505,124	3,033,431

Federal funds purchased and securities sold under agreements to repurchase	237,558	204,389
Other short-term borrowings	74,387	18,085
Long-term debt and mandatorily redeemable securities	35,025	43,604
Subordinated notes	89,692	59,022
Accrued expenses and other liabilities	80,219	69,496
Total liabilities	4,022,005	3,428,027

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	342,840	289,163
Retained earnings	123,420	105,231
Cost of common stock in treasury	(32,091)	(19,697)
Accumulated other comprehensive income	6,146	361
Total shareholders' equity	440,315	375,058

Total liabilities and shareholders' equity	$4,462,320	$3,803,085

1st SOURCE CORPORATION		Page 6
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended March 31
	2008	2007
Interest income:
Loans and leases	$53,263	$48,274
Investment securities, taxable	6,600	5,730
Investment securities, tax-exempt	2,105	1,417
Other	156	532

Total interest income	62,124	55,953

Interest expense:
Deposits	25,120	25,270
Short-term borrowings	2,381	2,690
Subordinated notes	1,772	1,094
Long-term debt and mandatorily redeemable securities	554	627

Total interest expense	29,827	29,681

Net interest income	32,297	26,272
Provision for (recovery of provision for) loan and lease losses	1,539	(623)

Net interest income after provision for
(recovery of provision for) loan and lease losses	30,758	26,895

Noninterest income:
Trust fees	4,262	3,643
Service charges on deposit accounts	5,108	4,570
Mortgage banking income	1,117	571
Insurance commissions	1,946	1,638
Equipment rental income	5,749	5,098
Other income	2,222	1,719
Investment securities and other investment gains	623	247

Total noninterest income	21,027	17,486

Noninterest expense:
Salaries and employee benefits	20,634	17,566
Net occupancy expense	2,476	1,936
Furniture and equipment expense	3,978	3,094
Depreciation - leased equipment	4,616	4,076
Supplies and communication	1,669	1,272
Other expense	4,528	3,856

Total noninterest expense	37,901	31,800

Income before income taxes	13,884	12,581
Income tax expense	4,530	4,058

Net income	$9,354	$8,523

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com